UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2024

WISA TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38608	30-1135279
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15268 NW Greenbrier Pkwy Beaverton, OR	97006
(Address of registrant’s principal executive office)	(Zip code)

(408) 627-4716

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	WISA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed, on April 5, 2024, the Nasdaq Hearing Panel (the “Panel”) issued a decision (the “April 2024 Decision”) granting the request by WiSA Technologies, Inc. (the “Company”) for continued listing on the Nasdaq Capital Market, subject to the Company regaining compliance with (a) the minimum bid price requirement pursuant to Listing Rule 5550(a)(2) by April 28, 2024, and (b) the stockholders’ equity requirement pursuant to Listing Rule 5550(b)(1) by June 28, 2024. On April 29, 2024, the Company received a letter from Nasdaq notifying the Company that it had regained compliance with the minimum bid price requirement pursuant to Listing Rule 5550(a)(2), as required by the April 2024 Decision, subject to a mandatory panel monitor for a period of one year from the date of the letter.

Under stockholders’ equity requirement pursuant to Nasdaq Listing Rule 5550(b)(1), the Company is required to maintain a minimum of $2.5 million in stockholders’ equity to remain listed on the Nasdaq Capital Market. Since the quarter ended March 31, 2024, the Company has undertaken a number of actions which have increased its stockholders’ equity, including (i) the reclassification of approximately $4.6 million of the Company’s warrant liabilities to additional paid-in capital as a result of amendments to the terms of certain of the Company’s outstanding warrants, and (ii) the sale of shares of the Company’s common stock and other securities for approximately $9.2 million in net proceeds. As a result of these actions, the Company believes that, as of the date of this report, it satisfies the stockholders’ equity requirement of at least $2.5 million pursuant to Nasdaq Listing Rule 5550(b)(1) for continued listing on the Nasdaq Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2024	WISA TECHNOLOGIES, INC.

	By:	/s/ Brett Moyer
		Name:	Brett Moyer
		Title:	Chief Executive Officer